Exhibit 10.3

269 East Grand Ave.

South San Francisco, CA 94080

April 27, 2020

Kristen Gafric

2845 Union Street

San Diego, CA 92103

Dear Kristen:

This letter (the “Agreement”) confirms the agreement between you and Cortexyme, Inc., a Delaware corporation (the “Company”), regarding the end of your employment with the Company.

1.Resignation. By signing this Agreement, you hereby confirm your prior resignation as the Company’s Senior Vice President, Legal and Administration, as its Secretary and from any and all other officer positions held by you with the Company or any of its affiliates, effective April 27, 2020. Further, as discussed, your last day of employment with the Company will be May 1, 2020 (your “Final Day”) and you hereby resign from your employment and any other positions with the Company effective at close of business on the Final Day.  You agree to execute and deliver any additional documentation as may be necessary to give effect to such resignations.  You further agree that you will not represent to anyone after your Final Day that you are still an employee or officer of the Company or any of its affiliates, and you will not say or do anything purporting to bind the Company or any of its affiliates.

2.No Other Monies Owed. No later than your Final Day, you will be paid all of your wages earned through your Final Day (the “Final Wage Payment”). You acknowledge and agree:

a.That, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company other than your Final Wage Payment and the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar state law, and the only payments and other benefits that you are entitled to receive from the Company in the future are those specified in this Agreement; and

b.You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

Any unreimbursed business expenses you incurred while working for the Company must be submitted to accounting@cortexyme.com with supporting documentation within 5 days of your Final Day.

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3.Severance. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, you returning an executed copy of this Agreement to the Company on or before 5:00 p.m. PT on May 19, 2020 and your non-revocation of this Agreement, and subject to your compliance in all material respects with the terms and conditions of this Agreement, and the Confidential Information and Invention Assignment Agreements entered into by and between you and the Company effective June 13, 2012 and December 19, 2015 (together, the “Confidentiality Agreements”), the Company will pay you severance in an amount equal to 6 months of your current base salary (a total of $190,000), which severance will be paid to you in a single lump-sum amount on the Company’s first regularly scheduled payroll date that occurs on or after the Effective Date (as defined in Section 7 below), less all applicable withholdings and other required deductions.

4.Equity. You acknowledge and agree that the Company previously granted you the following stock options to purchase shares of the Company’s Common Stock pursuant to the Company’s 2014 Stock Plan (which plan was amended, restated and renamed as the 2019 Equity Incentive Plan, the “Plan”), which stock options are outstanding as of the date of this Agreement: (i) on June 2, 2017, the Company granted you an option to purchase 18,382 shares (as adjusted to reflect the reverse 1 for 0.367647 stock split effected April 25, 2019, the “Reverse Stock Split”), of which 13,020 shares will be vested as of your Final Day, (ii) on January 11, 2018, the Company granted you an option to purchase 18,382 shares (as adjusted to reflect the Reverse Stock Split), of which 11,871 shares will be vested as of your Final Day, (iii) on August 15, 2019, the Company granted you an option to purchase 75,000 shares, of which 25,000 shares will be vested as of your Final Day, and (iv) on February 6, 2020, the Company granted you an option to purchase 100,000 shares, of which 4,166 shares will be vested as of your Final Day (the vested shares subject to such options are referred to herein as, the “Vested Options”). The Vested Options, as well as any shares acquired pursuant to the exercise of the Vested Options, will remain subject to the terms and conditions of the applicable stock option agreement, any applicable exercise agreements/notices and the Plan (these equity document are referred to herein as, the “Equity Documents”).

You acknowledge and agree that, other than the Vested Options, you have no right to receive or otherwise acquire any Company securities, including, without limitation, any shares of the Company’s capital stock or any options or other rights to purchase or receive shares of the Company’s capital stock, from the Company or any affiliate of the Company.

5.Your General Release. In consideration for receiving the severance described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and/or its predecessors, successors, past, present or future parent companies, subsidiaries, affiliated companies, investors (in their capacity as such), branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (each, in their capacity in relation to the Entities as such; collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

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This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the federal Age Discrimination in Employment Act (the “ADEA”) or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

Your release covers only those claims that arose prior to the execution of this Agreement.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.  Additionally, nothing in this Agreement precludes you from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement or the Confidentiality Agreements is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program (this includes, without limitation, you initiating communications directly with, responding to any inquiry from, or providing information to or testimony before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or self-regulatory organization). You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature.

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The waiver and release contained in this Agreement does not apply to (a) your indemnification rights under applicable law, under the Indemnification Agreement entered into by and between you and the Company on July 11, 2014, as amended and restated on May 8, 2019 (the “Indemnification Agreement”), and under the Company’s internal governing documents, or (b) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the full extent permitted by law.

6.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

7.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have at least 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (the “Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Agreement, you must email to Casey Lynch a written notice of revocation at clynch@cortexyme.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.

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8.Breach. In the event that you materially breach any of your obligations under this Agreement, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.

9.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

10.Continuing Obligations. At all times in the future, including after your Final Day, you will remain bound by your Confidentiality Agreements, copies of which are attached as Attachment A.

11.Return of Company Property. You agree that, on your Final Day, you will return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), security badges, and credit cards, (it is understood that you are retaining and accepting the ongoing financial obligation for your mobile phones), and you will return and delete and/or destroy all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession or control after your Final Day).

12.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. The Company agrees that it and its officers and directors will not disparage or encourage or induce others to disparage you. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company or you have a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects), (b) the reputation of the Company or any of the Released Parties, or (c) your personal and professional reputation. Further, notwithstanding anything stated herein, nothing in this Agreement, including, without limitation, this Section 12, or the Confidentiality Agreements shall be construed to prevent you or the Company from disclosing information, or otherwise responding or testifying truthfully, in either case, to the extent required by a lawfully issued subpoena, a duly issued court order or other legal process; provided that you or the Company (as the case may be) provide the other party or parties, as applicable, with advance written notice and a reasonable opportunity to contest such subpoena, court order or other legal process and/or to seek an appropriate protective order to limit the use and disclosure of any such information or testimony.

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13.Cooperation. You agree to fully cooperate with the Company and its counsel as it relates to any issue or matter that may arise as the subject of litigation or administrative inquiry which occurred during your employment with the Company. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to the Company without the need of the subpoena process. For your actual time spent in preparation, participation or other requested supporting activities as contemplated by this section, the Company will pay you $350 per hour and will reimburse you at cost for any travel, lodging or other out of pocket expenses that you reasonably incur (which will be consistent with Company policies for business expenses incurred by its executive staff).

14.Transition.  You agree to cooperate in matters relating to the transition of your employment as reasonably requested by the Company.

15.Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, California (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this section must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

16.Entire Agreement. You agree that except for the Confidentiality Agreements, the Indemnification Agreement and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company or any affiliate of the Company.  You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

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17.Governing Law. Except as to the Dispute Resolution provision (Section 15), this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign, date and return this Agreement to me on or before 5:00 p.m. PT on May 19, 2020. This Agreement will be effective on the Effective Date.

Sincerely,

Cortexyme, Inc.

/s/ Casey Lynch
By:	Casey Lynch
Its:	Chief Executive Officer

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ Kristen Gafric	Dated:	April 30, 2020
Kristen Gafric

Attachment A:	Confidential Information and Invention Assignment Agreements

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Attachment A

Confidential Information and Invention Assignment AgreementS

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